UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2023

PTC THERAPEUTICS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2023, PTC Therapeutics, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Dr. Matthew B. Klein, the Company’s Chief Executive Officer and President and a member of the Board of Directors, effective as of this same date.

The Agreement provides that Dr. Klein will be entitled to receive an annual base salary at the rate of $788,000, effective as of March 22, 2023, the date he was appointed Chief Executive Officer and President of the Company, and will have a target annual bonus opportunity of 75% of his annual base salary, in each case subject to adjustment. The Agreement further provides that if Dr. Klein’s employment is terminated by the Company without cause or by Dr. Klein for good reason, as such terms as defined in the Agreement, subject to Dr. Klein’s execution and nonrevocation of a release of claims and compliance with his restrictive covenants, he will be entitled to receive the following severance benefits: (i) twenty-four months of base salary continuation, (ii) a pro rata bonus for the year in which termination occurs, based on actual corporate performance, and (iii) group health insurance benefits at the same cost sharing rates (or reimbursement of the Company portion of COBRA premiums) for eighteen months following termination (subject to earlier termination). In addition, outstanding stock options held by Dr. Klein will generally remain outstanding and eligible to vest for six months following termination of employment and fifty percent of the portion of outstanding time-based restricted stock units that would have otherwise vested on the next scheduled vesting date following the date of termination will vest on termination. If such termination of employment occurs in the three-month period immediately prior to a change in control of the Company (a “corporate change”) or the twelve-month period immediately following a change in control of the Company, in lieu of the foregoing severance benefits, Dr. Klein will receive the following severance benefits: (i) two times his base salary and target annual bonus for the year in which termination occurs, (ii) a pro rata target bonus for the year in which termination occurs, (iii) group health insurance benefits at the same cost sharing rates (or reimbursement of the Company portion of COBRA premiums) for eighteen months following termination (subject to earlier termination), or, at the Company’s option, a lump sum payment equal to the amount of Company contributions to Executive’s then-current group health care premiums for the same eighteen-month period and (iv) full vesting of all outstanding time-based equity awards, with performance-based equity awards subject to the terms of the agreements evidencing such awards.

Dr. Klein has agreed to perpetual confidentiality and assignment of intellectual property provisions and has agreed to not compete with us or solicit our customers, suppliers, employees or independent contractors during employment and for twenty-four months following employment.

The foregoing description of the material terms of the Amended and Restated Employment Agreement for Dr. Klein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On April 18, 2023, Dr. Klein received an award of 26,000 restricted stock units and an option to purchase 65,000 shares of common stock of the Company. The restricted stock units will vest in equal installments on each of the first four anniversaries of the date of grant, and the stock option will vest as to 25% of the shares underlying the option on the first anniversary of the date of grant and as to 6.25% shares underlying the option at the end of each successive three-month period thereafter, in each case generally subject to Dr. Klein’s continued employment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between PTC Therapeutics, Inc. and Matthew Klein
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: April 18, 2023	By:	/s/ Mark E. Boulding
	Name:	Mark E. Boulding
	Title:	Executive Vice President and Chief Legal Officer